Exhibit 5(a)

[LETTERHEAD OF LOUISVILLE GAS AND ELECTRIC COMPANY]

April 21, 2011

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

Ladies and Gentlemen:

I am Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Louisville Gas and Electric Company (the “Company”).  In this capacity, I have acted as counsel to the Company with respect to the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the (i) registration of $250,000,000 of the Company’s 1.625% First Mortgage Bonds due 2015 and $285,000,000 of the Company’s 5.125% First Mortgage Bonds due 2040 (collectively, the “Exchange Bonds”) in connection with an offer by the Company to issue the Exchange Bonds in exchange for an equal principal amount of its 1.625% First Mortgage Bonds due 2015 and 5.125% First Mortgage Bonds due 2040, which are currently outstanding, all as described in the Registration Statement, and (ii) qualification under the Trust Indenture Act of 1939, as amended, of the Company’s Indenture dated as of October 1, 2010, as supplemented (the “Indenture”), to The Bank of New York Mellon, as Trustee, under which the Exchange Bonds are to be issued.

I, or Company attorneys under my supervision, have reviewed the Indenture and the records of various corporate and other actions taken by the Company in connection with the issuance of the Exchange Bonds.  In addition, I have reviewed such other documents and satisfied myself as to such other matters as I have deemed appropriate in order to render this opinion.  For purposes of this opinion letter, I have assumed that at the time of offer and issuance of the Exchange Bonds, the Registration Statement, as it may be amended, shall have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded, and that there shall not have been any change in law or any authorization affecting the legality or validity of the Exchange Bonds.

Based on the foregoing and upon such examination and representations made to me by Company attorneys under my supervision, upon my familiarity with the Company, and upon an examination of such other documents and questions of law as I have deemed appropriate for purposes of this opinion, I am of the opinion that the Exchange Bonds, when issued and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and as contemplated in the Registration Statement, will be legally issued and binding obligations of the Company.

My opinion as to the legal and binding nature of the Company’s obligations is subject to laws relating to or affecting generally the enforcement of creditors’ and mortgagees’ rights, including, without limitation, bankruptcy, insolvency or reorganization laws and general principles of equity and by requirements of reasonableness, good faith and fair dealing.

I am a member of the Kentucky Bar and do not hold myself out as an expert on the laws of any other state.  As to all matters governed by the laws of the State of New York, I have relied upon the opinion of even date herewith of Dewey & LeBoeuf LLP, counsel for the Company.  In rendering its opinion to you of even date herewith, Dewey & LeBoeuf LLP may rely as to matters of Kentucky law addressed herein upon this letter as if it were addressed directly to it.

I hereby authorize and consent to the use of this opinion as Exhibit 5(a) to the Registration Statement, and authorize and consent to the reference to me in the Registration Statement and in the prospectus constituting a part thereof.  In giving this consent, I do not hereby concede that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ John R. McCall

John R. McCall